Exhibit 99.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 28, 2018, is entered into by and between Select Income REIT, a Maryland real estate investment trust (“Seller”), and Industrial Logistics Properties Trust, a Maryland real estate investment trust (“Purchaser”).
RECITALS
WHEREAS, Seller owns 22,857 shares of common stock, par value of $10.00 per share (the “SIR AIC Shares”), of Affiliates Insurance Company, an Indiana insurance company (“AIC”), constituting approximately 14.3% of AIC's issued and outstanding common stock; and
WHEREAS, Seller is party to that certain Amended and Restated Shareholders Agreement (the “Shareholders Agreement”), dated May 21, 2012, by and among AIC, Hospitality Properties Trust, Five Star Quality Care, Inc. (now known as Five Star Senior Living Inc.), CommonWealth REIT (now known as Equity Commonwealth, whose obligations were transferred to and assumed by the other AIC shareholders on a pro rata basis), Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC (now known as The RMR Group LLC, whose obligations were transferred to and assumed by ABP Trust), Government Properties Income Trust (“GOV”) and Seller; and
WHEREAS, Purchaser was a majority owned subsidiary of Seller; and
WHEREAS, in connection with the distribution to Seller's shareholders of all of its common shares of beneficial interest of Purchaser and the merger of Seller with and into a wholly-owned subsidiary of GOV, Seller has agreed to sell to Purchaser, and Purchaser has agreed to buy from Seller, the SIR AIC Shares (the “Purchased Shares”) in exchange for the payment by Purchaser of the net book value of the Purchased Shares as of December 31, 2018, in cash; and
WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, assign, transfer, convey and deliver, and Purchaser desires to accept the sale, assignment, transfer, conveyance and delivery, of the Purchased Shares;

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, Seller and Purchaser hereby agree as follows:
Section 1.Sale, Transfer and Assignment. Effective as of the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Purchaser all of Seller’s right, title and interest in and to the Purchased Shares free and clear of all liens, other than any restrictions arising under applicable law and the Shareholders Agreement, and all of Seller’s rights under the Shareholders Agreement with respect to the Purchased Shares in exchange for the payment by Purchaser of the net book value of the Purchased Shares as of December 31, 2018, in cash.
Section 2.    Acceptance and Payment. (a) Effective as of the Closing (as defined below), Purchaser shall accept the foregoing sale, assignment, transfer, conveyance and delivery of the Purchased Shares from Seller and agree to be bound by the terms and conditions of the Shareholders Agreement with respect to the Purchased Shares and (b) in consideration of the sale and transfer made pursuant to Section 1 hereof, Purchaser shall pay an aggregate amount to Seller equal to the net book value of the Purchased Shares as of December 31, 2018, in cash (the “Purchase Price”). At the Closing, Purchaser shall pay Seller a cash amount equal to an estimate of the Purchase Price based on Seller’s net book value of the Purchased Shares as of September 30, 2018, which estimate shall be adjusted and additional payment made to (or refunded by) Seller (or its successor), as applicable, based on the final amount of the Purchase Price determined following receipt of and based on AIC’s December 31, 2018 U.S. GAAP basis audited financial statements.
Section 3.    Closing. The closing (the “Closing”) of the transactions contemplated by Section 1 and Section 2 hereof shall be effective as of the Effective Time of the Merger (each as defined in that certain Agreement and Plan of Merger by and among GOV, GOV MS REIT and Seller, dated as of September 14, 2018, as it may be amended from time to time).
Section 4.    Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that (i) Seller owns the Purchased Shares and hereby delivers the Purchased Shares to Purchaser, free and clear of any and all liens, claims, options, security interests and encumbrances of any kind other than any restrictions arising under applicable law and the Shareholders Agreement, and Seller will convey to Purchaser good, valid and marketable title to the Purchased Shares, (ii) Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, (iii) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary company action by Seller and (iv) this Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.
Section 5.    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that (i) Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, (ii) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary company action by Purchaser, (iii) this Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, (iv) Purchaser is a sophisticated investor and has the capacity to evaluate the risks and merits of the transactions contemplated by this Agreement and (v) Purchaser has made an informed decision with respect to the transactions contemplated by this Agreement without reliance on any advice from Seller. Purchaser hereby understands and acknowledges that neither Seller nor any of its affiliates or agents has provided Purchaser with any investment advice or rendered any opinion to Purchaser as to AIC or whether the purchase of the Purchased Shares is prudent or suitable, and Purchaser is not relying on any representation or warranty of Purchaser other than those set forth in Section 4 hereof.
Section 6.    Miscellaneous.
(a)     Governing Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties hereto, shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of Maryland, without regard to the conflict of laws rules thereof or of any other jurisdiction, and the parties hereto agree to submit any dispute arising out of this Agreement to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Maryland.
(b)     Jury Trial Waiver. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(c)     Dispute Resolution. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be resolved in accordance with Section 8.7 of the Shareholders Agreement.
(d)     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
(e)     Counterparts. This Agreement may be signed in separate counterparts (including by facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(f)     Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.
(g)     Further Assurances. Each party hereby agrees to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignment, transfers, conveyances, powers of attorney and other documents or instruments that may be reasonably requested by the other party in order to effect or confirm the assignment, acceptance and assumption provided for above.
(h)     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded, but as consistent with its objectives as possible, and shall be enforceable in accordance with its terms.
(i)     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements with respect to the subject matter hereof.
(j)     Amendments. This Agreement may not be modified, amended or supplemented except in a writing signed by each of the parties hereto.
(k)     Survival. The representations and warranties contained herein and the obligations of the parties hereunder shall survive the Closing and the consummation of the transactions contemplated hereby.
(l)     Specific Performance; Remedies. Each party hereto acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties hereto will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
(m)     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.
SELLER:
SELECT INCOME REIT
By:    /s/ David M. Blackman
    David M. Blackman
    President and Chief Executive Officer

PURCHASER:
INDUSTRIAL LOGISTICS PROPERTIES TRUST
By:    /s/ Richard W. Siedel, Jr.
    Richard W. Siedel, Jr.
    Chief Financial Officer and Treasurer

[Signature Page to SIR - ILPT AIC Stock Purchase Agreement]

[Signature Page to SIR-ILPT AIC Stock Purchase Agreement]